Exhibit 4.4

ASSUMPTION OF GUARANTEE AGREEMENT

THIS ASSUMPTION OF GUARANTEE AGREEMENT (this “Assumption”) is dated as of October 31, 2013 between Provident New York Bancorp, a corporation duly organized and existing under the laws of the State of Delaware (including any successors or assigns, hereinafter called “Provident”) and Sterling Bancorp, a corporation duly authorized and existing under the laws of the State of New York (“Sterling”).

RECITALS

WHEREAS, Sterling and The Bank of New York Mellon, formerly known as The Bank of New York (the “Guarantee Trustee”) entered into a Guarantee Agreement, dated as of February 27, 2002, relating to Sterling Bancorp Trust I (the “Guarantee Agreement”); and

WHEREAS, on the date of this Assumption, pursuant to an Agreement and Plan of Merger, dated as of April 3, 2013 (the “Merger Agreement”), Sterling will be merged with and into Provident, with Provident being the surviving corporation (the “Merger”), whereupon the separate corporate existence of Sterling has ceased; and

WHEREAS, the Merger will become effective in accordance with the terms of the Merger Agreement as set forth in the certificate of merger to be filed in the office of the Secretary of State of Delaware and a certificate of merger to be filed in the office of the Department of State of New York (the time the Merger becomes effective being the “Effective Time”); and

WHEREAS, at the Effective Time Provident will change its name to “Sterling Bancorp”; and

WHEREAS, concurrent with this Assumption, in compliance with Article VIII of the Junior Subordinated Indenture, dated as of February 27, 2002, between Sterling and the Guarantee Trustee (the “Indenture”), Provident will  expressly assume by the First Supplemental Indenture, dated as of the date hereof, the obligations of Sterling under the Indenture; and

WHEREAS, Section 8.1 of the Guarantee Agreement requires that, in a merger permitted by Article VIII of the Indenture, Provident, as successor, agree in writing to perform Sterling’s obligations under the Guarantee Agreement in order for Sterling to assign its obligations thereunder.

NOW, THEREFORE, in compliance with Section 8.1 of the Guarantee Agreement, and in consideration of the covenants contained herein and intending to be legally bound hereby, Provident agrees as follows:

1.                                      Assumption of Performance.  Effective as of the Effective Time, Sterling hereby expressly assigns, and Provident hereby expressly assumes, all of Sterling’s rights, duties and obligations in and arising under the Guarantee Agreement and agrees to be bound by all of the provisions of the Guarantee Agreement as though named as Guarantor in the Guarantee Agreement and agrees to the due and punctual performance and observance of all of the covenants and conditions of the Guarantee Agreement on the part of Sterling to be performed or observed.

2.                                      Governing Law.  This Assumption shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

3.                                      Successors and Assigns.  This Assumption shall be binding upon the respective successors and assigns of the parties hereto.

4.                                      Headings.  The headings used in this Assumption are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Assumption.

5.                                      Capitalized Terms.  All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Guarantee Agreement.

6.                                      Counterparts.  This Assumption may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

7.                                      Termination.  This Assumption will terminate and be of no further force and effect if the Merger Agreement is terminated or the Merger is otherwise not consummated.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assumption to be duly executed by its officer thereunto duly authorized, as of the day and year first above written.

STERLING BANCORP

By:	/s/ Louis J. Cappelli
Name:	Louis J. Cappelli
Title:	Chairman and Chief Executive Officer

PROVIDENT NEW YORK BANCORP

By:	/s/ Jack Kopnisky
Name:	Jack Kopnisky
Title:	President and Chief Executive Officer

[Signature Page to Assumption of Guarantee Agreement]